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                                                                     Exhibit 8.2


                            [DONAHUE LLP LETTERHEAD]


March 6, 2002

Oil States International Inc.
Three Allen Center
333 Clay Street, Suite 3460
Houston, Texas 77002
USA

Dear Sirs:

We have acted as Canadian counsel to Oil States International Inc. ("Oil States") in connection with the preparation of the Form S-3 Registration Statement dated March 6, 2002 (the "Registration Statement"). In our opinion, the section in the Registration Statement entitled "Income Tax Considerations -- Canadian Federal Income Tax Considerations" is a fair summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") in respect of the exchange of exchangeable shares of 892489 Alberta Inc. for shares of common stock of Oil States and the holding of shares of common stock of Oil States generally applicable to those holders of exchangeable shares to whom the summary is expressed to be addressed.

In rendering this opinion, we have considered the current provisions of the Tax Act and the regulations thereto, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, and the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This opinion takes into account all draft legislation purporting to amend the Tax Act and regulations (the "Proposed Amendments") that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that the Proposed Amendments will be enacted in their present form. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This opinion is not exhaustive of all possible Canadian federal income tax considerations and, except for the foregoing, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

In rendering this opinion we have relied upon management representations that Oil States, 892489 Alberta Inc. and all related parties are not, nor have been throughout the relevant period, a specified financial institution for the purposes of the Tax Act.

We hereby consent to the use of our name under the captions "Legal Matters" and "Income Tax Considerations -- Canadian Federal Tax Considerations" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ DONAHUE LLP

Donahue LLP